424(b)(3)
                                                             File No. 333-86216

                          L.A.M. PHARMACEUTICAL, CORP.

                               Shares Common Stock

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares (the "Shares") of this common stock (the "Common Stock") of L.A.M. Pharmaceutical, Corp. (the "L.A.M.") which may be issued pursuant to certain employee incentive plans adopted by L.A.M. The employee incentive plans provide for the grant, to selected employees of L.A.M. and other persons, of either stock bonuses or options to purchase shares of L.A.M. 's Common Stock. Persons who receive Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between L.A.M. and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      L.A.M.'s common stock is quoted on the OTC Bulletin Board under the symbol "LAMP."

      On July 24, 2002 the closing bid price for one share of L.A.M.'s common stock was $0.68.

               The date of this Amended Prospectus is July 25, 2002.

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by L.A.M. L.A.M. has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). L.A.M. has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                              AVAILABLE INFORMATION

      L.A.M. is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning L.A.M. can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (26 Federal Plaza, New York, New York 10278), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning L.A.M. is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which L.A.M. has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      L.A.M. will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                           L.A.M. Pharmaceutical, Corp
                            800 Sheppard Avenue West
                                Commercial Unit 1
                                Toronto, Ontario
                                 Canada M3H 6B4
                                 (877) 526-7717
                              Attention: Secretary

     The following documents filed with the Commission by L.A.M. (Commission File No. 0-30641) are hereby incorporated by reference into this Prospectus:

A.    Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.
B.    Quarterly Report on Form 10-QSB for the three months ended March 31, 2002.

      All documents filed with the Commission by L.A.M. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                              PAGE

THE COMPANY...................................................  5

RISK FACTORS..................................................  5

COMPARATIVE SHARE DATA .......................................  9

USE OF PROCEEDS .............................................. 11

SELLING SHAREHOLDERS ......................................... 12

PLAN OF DISTRIBUTION ......................................... 17

DESCRIPTION OF SECURITIES .................................... 18

EXPERTS....................................................... 19

GENERAL ...................................................... 19

                                   THE COMPANY

     L.A.M. Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC for 6,000,000 shares of L.A.M.'s common stock. LAM
Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

The objective of L.A.M. is to develop, license, produce and sell novel and proprietary pharmaceuticals. Notwithstanding the above, L.A.M. has not obtained U.S. Food and Drug Administration (FDA) approval for any of its products.

L.A.M. is the owner of a proprietary drug delivery technology that involves the use of an original Ionic Polymer Matrix (IPM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

The IPM technology is not a drug in and of itself, but rather a new system for carrying, delivering and releasing drugs in a manner that can extend and/or improve their efficacy and safety.

On April 15, 2002, L.A.M. obtained approval from the U.S. Food and Drug Administration ("FDA") of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel(TM). L.A.M. expects that commercial sales of this product will begin in August 2002.

With the exception of its IPM wound gel product all of L.A.M's other products are in various stages of development and testing, and L.A.M. has not obtained FDA approval for any of these other products. As a result, to date L.A.M. has not generated any significant revenues from the sale of pharmaceutical products, and expects to incur losses until significant revenues are earned from the sale of its products.

L.A.M.'s executive offices are located 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada M3H 6B4. L.A.M.'s telephone number is (877) 526-7717 and its fax number is (416) 633-2363.

                                  RISK FACTORS

The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of L.A.M.

Although L.A.M has received approval for L.A.M. IPM Wound Gel(TM) in April 2002, there is no guarantee that L.A.M. will receive regulatory approval for its other products. Failure to obtain regulatory approvals for its other products will prevent L.A.M. from marketing them and may significantly and adversely affect its future financial performance. The pre-clinical and clinical testing, manufacturing, and marketing of L.A.M.'s drug delivery systems is subject to extensive regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the United States Food and Drug Administration. Among other requirements, FDA approval, including a review of the manufacturing processes and facilities used to produce drug delivery products, is required before these products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before L.A.M.'s drug delivery systems may be marketed in a particular foreign country.

With the exception of L.A.M. IPM Wound Gel(TM), L.A.M.'s other products have not been approved by the FDA or any foreign authority. L.A.M does not expect to be profitable until significant revenues are generated from marketing L.A.M. IPM Wound Gel(TM), expected to commence in the second half of 2002, or unless and until its drug delivery products now under development receive FDA or foreign regulatory approval and are commercialized successfully. In order to obtain FDA approval of a product L.A.M. must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that L.A.M. is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that additional approvals will be granted to L.A.M. on a timely basis, or at all.

In addition to delays in review and approval of pre-clinical and clinical testing, delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of product development and FDA regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of L.A.M. to market its other products. Moreover, even if FDA approval is granted, any approval may include significant limitations on indicated uses for which a product could be marketed.

Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process, or thereafter (including after approval), may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of L.A.M.'s products under development.

If sales of L.A.M. IPM Wound Gel(TM) do not meet expectations, or cost estimates for clinical trials and research of L.A.M.'s other products are inaccurate, L.A.M. will require additional funding. L.A.M.'s estimates of the future sales of L.A.M. IPM Wound Gel(TM) may be substantially higher than the actual revenues from this product, and its estimates of the costs associated with future clinical trials and research may each be substantially lower than the actual costs of these activities. If L.A.M.'s revenue or cost estimates are incorrect, L.A.M. will need additional funding for its research efforts.

There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete. The biomedical field in which L.A.M. is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and products will depend on L.A.M.'s ability to be in the technological forefront of this field. There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete.

L.A.M.'s patents might not protect L.A.M.'s technology from competitors. Certain aspects of L.A.M.'s technologies are covered by U.S. patents. In addition, L.A.M. has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford L.A.M. Disputes may arise between L.A.M. and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that L.A.M. will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to L.A.M. The scope and validity of such patents, if any, are presently unknown. Also, as far as L.A.M. relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

L.A.M. has a history of losses and may never be profitable. L.A.M. has never earned a profit. As of March 31, 2002 L.A.M.'s accumulated deficit was approximately $(19,690,000). L.A.M. expects to incur additional losses during the forseeable future. No assurance can be given that the launch of L.A.M. IPM Wound Gel(TM)will be successful, or that L.A.M.'s other product development efforts will be completed, that regulatory approvals will be obtained, that they will be manufactured and marketed successfully, or that L.A.M. will ever earn a profit.

If L.A.M. cannot obtain additional capital, L.A.M. may have to delay or postpone development and research expenditures which may influence L.A.M.'s ability to produce a timely and competitive product. This offering is being made on behalf of certain selling shareholders. L.A.M. will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly. The different steps necessary to obtain regulatory approval, especially that of the FDA, involve significant costs. Accordingly, L.A.M. will need additional capital in order to fund the costs of future clinical trials, related research, and general and administrative expenses. L.A.M. may be forced to delay or postpone development and research expenditures if L.A.M. is unable to secure adequate sources of funds. These delays in development would have an adverse effect on L.A.M.'s ability to produce timely and competitive products. There can be no assurance that L.A.M. will be able to obtain the funding which it will require.

L.A.M. may sell shares of its common stock in the future, and these sales may dilute the interests of other security holders and depress the price of L.A.M.'s common stock. As of July 10, 2002, L.A.M had 25,109,740 outstanding shares of common stock. As of July 10, 2002, there were outstanding options, warrants and convertible notes which would allow the holders of these securities to purchase approximately 13,640,180 additional shares of L.A.M.'s common stock. Additional shares of common stock, which may be sold by means of this prospectus, are issuable upon the exercise of warrants held by Hockbury Limited and GKN Securities. L.A.M. may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

The issuance or even the potential issuance of shares, in connection with any other financing, and upon exercise of warrants, options or the conversion of promissory notes will have a dilutive impact on other stockholders and could have a negative effect on the market price of L.A.M.'s common stock.

There is, at present, only a limited market for L.A.M.'s common stock and there is no assurance that this market will continue.L.A.M.'s common stock is traded on the OTC Bulletin Board. Trades of L.A.M.'s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for L.A.M.'s common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of July 10, 2002, L.A.M. had 25,109,740 outstanding shares of common stock. The following table lists additional shares of L.A.M.'s common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                          Number of      Note
                                                           Shares      Reference

   Shares issuable upon exercise of options and
   warrants granted to L.A.M.'s officers, directors,
   employees, financial consultants and private
   investors.                                             12,701,707       A


   Shares issuable upon the exercise of warrants which
   were issued as part of the Equity Line of Credit.         938,473       B


A. Options are exercisable at prices between $0.58 and $7.50 per share and expire between August 2002 and June 2011.

B. On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement established what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Hockbury Limited agreed to provide L.A.M. with up to $20,000,000 of funding prior to December 25, 2002. During this period, L.A.M. was allowed to request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited was obligated to purchase the shares.

     During the 22 trading days following a drawdown request, L.A.M. would calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock was based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. would receive the purchase price less a placement fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited could then resell all or a portion of these shares in the public market. GKN Securities was the placement agent which introduced Hockbury Limited to L.A.M.

     As of July 10, 2002 L.A.M. had received net proceeds of $971,000 from the sale of 1,053,177 shares of common stock pursuant to the terms of the equity line of credit. L.A.M. has used the proceeds from the sale of these shares for general and administrative expenses, research, clinical trials and sales marketing.

     On July 22, 2002 L.A.M. and Hockbury Limited mutually agreed to terminate the equity line of credit.

      As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $4.56 per share at any time prior to January 24, 2004. As consideration for terminating the equity line of credit, L.A.M. agreed to reduce the exercise price of these warrants to $1.35 per share. As partial consideration for GKN Securities' services L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. Warrants to purchase 209,500 shares were subsequently assigned to four employees of GKN Securities. In April 2002 L.A.M. agreed to reduce the exercise price on warrants to purchase 202,000 shares of common stock to $1.75 per share.

Shares Registered for Public Sale

      Substantially all of the shares issuable upon the exercise of the options, and warrants referred to in Notes A and B are being offered for public sale by means of this prospectus and by a separate registration statements on Form SB-2 filed previously with the Securities and Exchange Commission.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of L.A.M.'s common stock (the Selling Shareholders) and were issued by L.A.M. in connection with L.A.M.'s employee stock bonus or stock option plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by L.A.M. Expenses expected to be incurred by L.A.M. in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

     L.A.M. has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by L.A.M. L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of L.A.M. and other persons, of either stock bonuses or options to purchase shares of L.A.M.'s common stock.

     Incentive Stock Option Plan. L.A.M.'s Incentive Stock Option Plan authorizes the issuance of up to 1,000,000 shares of L.A.M.'s common stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan. The option exercise price is determined by L.A.M.'s Board of Directors but cannot be less than the market price of L.A.M.'s common stock on the date the option is granted.

      Non-Qualified Stock Option Plan. L.A.M.'s Non-Qualified Stock Option Plan authorizes the issuance of up to 8,000,000 shares of L.A.M.'s common stock to persons that exercise options granted pursuant to the Plans. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by L.A.M.'s Board of Directors.

      Stock Bonus Plan. L.A.M.'s Stock Bonus Plan allows for the issuance of up to 2,000,000 shares of common stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

     The following sets forth certain information as of July 10, 2002 concerning the stock options and stock bonuses granted by L.A.M. pursuant to the Plans. Each option represents the right to purchase one share of L.A.M.'s common stock.

                                 Total      Shares                  Remaining
                                Shares    Reserved for    Shares      Options/
                               Reserved   Outstanding   Issued As     Shares
Name of Plan                  Under Plans   Options    Stock Bonus  Under Plans
--------------------------------------------------------------------------------

Incentive Stock Option Plan  1,000,000          --          N/A     1,000,000
Non-Qualified Stock Option
  Plans                      8,000,000   7,445,000          N/A       555,000
Stock Bonus Plan             2,000,000         N/A    1,446,500       553,500

      The following table summarizes the options and stock bonuses granted to L.A.M.'s officers, directors, employees and consultants pursuant to the Plans:

Incentive Stock Options

      None

Non-Qualified Stock Options

                        Shares Subject   Exercise    Date of       Expiration
Option Holder             To Option        Price      Grant      Date of Option
-------------------------------------------------------------------------------

Joseph T. Slechta         300,000          $0.58    06/05/01       06/05/06
Joseph T. Slechta         300,000          $0.58    07/16/01       06/05/06
Joseph T. Slechta       3,000,000 (1)      $0.58    07/16/01       06/30/11
Alan Drizen             2,000,000 (2)      $0.58    02/22/02       02/22/07
Peter Rothbart, M.D.      300,000          $0.58    07/16/01       06/05/06
Gary M. Nath              300,000          $0.58    07/16/01       06/05/06

(1) The exercise of options to purchase 2,250,000 shares is subject to the following conditions:

     (A) Option to purchase 1,000,000 shares will not be exercisable and will expire on 12/31/02 unless between 1/01/02 and 1/01/03 L.A.M.:

     (i)  receives a minimum of $2,000,000 in debt or equity financing; or
     (ii) enters  into  a  license,   product  development  agreement  or  other
          agreement which will provide revenues to L.A.M. of at least $2,000,000 over the term of the license or agreement; or

     (iii) has gross revenues of $5,000,000.

     (B) Options to purchase 1,250,000 shares will not be exercisable and will expire on 12/31/03 unless between 1/01/03 and 1/01/04 L.A.M.:

     (i)  receives a minimum of $2,000,000 in debt or equity financing; or
     (ii) enters  into  a  license,   product  development  agreement  or  other
          agreement which will provide revenues to L.A.M. of at least $2,000,000 over the term of the license or agreement; or
     (iii) has gross revenues of $7,500,000.

      In the event the performance criteria set forth in (A) or (B) above are not met, then options will be exercisable on a pro rata basis based upon the performance achieved versus the performance criteria specified. A majority of L.A.M.'s disinterested directors will determine the number of options which are exercisable.

      Notwithstanding the foregoing all options which have not yet expired will be immediately exercisable and fully vested in the event Slechta is terminated without cause or upon a Change in Control. A Change in Control will be deemed to have occurred if:

(i) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act), other than L.A.M., any majority-owned subsidiary of L.A.M. or any compensation plan of L.A.M., becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange
     Act), directly or indirectly, of securities of L.A.M. (whether by merger, consolidation, reorganization or otherwise) representing 40% or more of the combined voting power of L.A.M.'s then outstanding securities;

(ii) prior to January 4, 2004, the individuals who on the date of this resolution constitute the Board of Directors of L.A.M. cease for any reason to constitute at least a majority of such Board of Directors, unless the election of each director who was not a director on the date of this resolution has been approved in advance by directors representing at least two-thirds of the directors then in office who were also directors on the date of this resolution;

(iii)any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than L.A.M., any subsidiary of L.A.M. or any compensation, retirement, pension or other employee benefit plan or trust of L.A.M., becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of any wholly-owned or majority-owned subsidiary/subsidiaries of

     L.A.M. or any successor to any wholly-owned or majority-owned subsidiary/subsidiaries of L.A.M., (whether by merger, consolidation, reorganization or otherwise) representing a majority of the combined voting power of the then outstanding securities of any wholly owned majority owned subsidiary/subsidiaries of L.A.M., as the case may be;

   (iv) L.A.M. merges or consolidates with or into another corporation or other entity, or enters into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of L.A.M. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than 60% of the combined voting power of the voting securities of the L.A.M. or such surviving corporation or entity outstanding immediately after such merger or consolidation;

   (v) L.A.M. shall sell, lease, exchange, transfer, convey or otherwise dispose of all or substantially all of its assets, or enter into a binding agreement for the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all of its assets, in one transaction or in a series of related transactions;

   (vi) L.A.M. shall liquidate or dissolve, or any plan or proposal shall be adopted for the liquidation or dissolution of L.A.M.

     Notwithstanding the foregoing all options which are not yet exercisable will immediately expire on the date (i) Slechta voluntarily terminates his employment with L.A.M. or (ii) the date L.A.M. notifies Slechta that he has been Terminated for Cause. Terminated for Cause means:

   (i) The determination by a vote of a majority of the disinterested members of the Board of Directors, which determination shall be based upon competent medical evidence, that Slechta will be unable to perform his duties as an officer of this Company by reason of injury, illness, or other physical or mental disability after absences for a period or periods aggregating in excess of 45 working days in any 12-month period.

   (ii) The determination by a majority of the disinterested members of the Board of Directors that Slechta has been absent from his employment for whatever cause, excluding allowable vacations or sickness and disability, for a period of more than 60 working days in any 12-month period.

   (iii) The vote of a majority of the disinterested members of the Board of Directors determining that Slechta has become so intemperate in his use of alcohol or drugs as seriously to interfere with the performance of his duties as an officer of this Company.

   (iv) A vote of a majority of the disinterested members of the Board of Directors finding that (A) Slechta has violated any statute or regulation, materially and adversely affecting L.A.M. reputation, or earnings or welfare, (B) Slechta has been grossly negligent or engaged in willful misconduct in the performance of his duties as an officer of L.A.M., or (C) Slechta has refused to follow the proper directions of the Board of Directors.

      Any financing, license agreement, product development agreement or other agreement referred to in (A) or (B) above must be approved by L.A.M.'s Board of Directors.

(2) On July 16, 2001 Mr. Drizen was granted an option to purchase 300,000 shares of L.A.M.'s common stock. Mr. Drizen exercised this option in January 2002. The option exercise price was $0.58 per share.

Stock Bonuses

      The following person have received shares of L.A.M.'s common stock as a stock bonus:
   Name                 Shares Issued as Stock Bonus       Date Issued


Joseph T. Slechta                100,000                     06/05/01
Independent consultants        1,346,500                     04/02/02
                               ---------
                               1,446,500

Other Options

     Subsequent to December 31, 2001 certain persons, who were not affiliated with L.A.M., assigned options to purchase shares of L.A.M.'s common stock to the following officers and directors:

                     Shares Issuable
                     Upon Exercise    Exercise  Expiration   Options Exercised
   Name                of Options      Price       Date     as of July 10, 2002
   ----------------------------------------------------------------------------

   Joseph T. Slechta     190,000        $0.58     1/18/03         90,000

   Alan Drizen         1,550,000        $0.58     1/18/03      1,500,000

   Peter Rothbart        190,000        $0.58     1/18/03        120,000

   Gary M. Nath          190,000        $0.58     1/18/03             --

      See "Comparative Share Data" for information concerning other outstanding options.

      In January 2002 Alan Drizen exercised options to purchase 750,000 shares of common stock.

      In February 2002 Joseph Slechta exercised options to purchase 90,000 shares of common stock.

      In April 2002, Alan Drizen exercised options to purchase a further 750,000 shares of common stock.

      In April and May 2002, Peter Rothbart exercised options to purchase a total of 120,000 shares of common stock.

Selling Shareholders

      Officers, directors and affiliates of L.A.M. who acquired shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

    The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
                                                        Number of
                                                         Shares to
                     Number of    Number of Shares    be Beneficially
                      Shares       Being Offered        owned on Com-   Percent
Name of Selling     Beneficially  Option      Bonus     pletion of the     of
  Shareholder         Owned      Shares(1)   Shares(2)    Offering       Class
---------------     ----------   ---------   ---------   -----------     ------

Joseph T. Slechta       20,000   3,600,000        --        20,000          *
Alan Drizen          1,303,616     800,000        --     1,303,616       5.2%
Peter Rothbart, M.D. 2,690,424     300,000        --     2,726,924      11.0%
Gary M. Nath         1,639,420     300,000        --     1,639,420      6.53%
John C. Leo            307,500          --   265,000       307,500       1.2%
Dan Oreskovich              --          --   150,000            --         --
Joerg Schweizer             --          --    90,000            --         --
Gary Stein                  --          --   700,000            --         --
David Coates                --          --     1,500            --         --
Fausto Noce                 --          --   140,000            --         --
* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares received as a stock bonus.

To allow the Selling Shareholders to sell their shares when they deem appropriate, L.A.M. has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. L.A.M. has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      L.A.M. has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. L.A.M. has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". L.A.M. has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in L.A.M.'s Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                            DESCRIPTION OF SECURITIES

Common Stock

     L.A.M. is authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

     Holders of common stock do not have preemptive rights to subscribe to additional shares issued by L.A.M. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

     The shares of common stock offered by this prospectus are fully paid and non-assessable.

Preferred Stock

    L.A.M. is authorized to issue up to 5,000,000 shares of Preferred Stock. L.A.M.'s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of L.A.M.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number (303)-282-5800

                                     EXPERTS

     The financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus from L.A.M.'s annual report on Form 10-KSB have been audited by Rotenberg & Company, LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. GENERAL

     L.A.M.'s Bylaws authorize indemnification of a director, officer, employee or agent of L.A.M. against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of L.A.M. who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling L.A.M. pursuant to the foregoing provisions, L.A.M. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by L.A.M. or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

     All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.